Achtung: Nicht zur Veroffentlichung in den USA, Kanada und Japan

Gemeinsame Mitteilung der Bayer AG und der Sybron Chemicals Inc.

Gezielte Verstarkung von Kerngeschaften:

Bayer will US-Hersteller von Polymer- und
Chemie-Spezialitaten Sybron Chemicals Inc. ubernehmen

Ausbau der Marktpositionen im Nafta-Raum /
Zugang zu neuen Technologien und Produkten

Leverkusen/Birmingham (N.J./USA) - Die Bayer Corporation, Tochter der Leverkusener Bayer AG, will den US-Hersteller von Polymer- und
Chemie-Spezialitaten Sybron Chemicals Inc. erwerben. Eine entsprechende Vereinbarung, wonach den Sybron-Aktionaren ein Ubernahmeangebot von 35 US-Dollar je Aktie unterbreitet wird, wurde jetzt unterzeichnet. Die Ubernahme von Sybron muss noch von den Wettbewerbsbehorden in den USA und Europa genehmigt werden.

"Wir haben mit Sybron eine sehr gute Moglichkeit, die Aktivitaten wichtiger Geschaftsbereiche gezielt abzurunden, zu starken und dadurch unseren Unternehmenswert nachhaltig zu steigern", erlauterte der Bayer-Vorstandsvorsitzende Dr. Manfred Schneider. Mit dem Erwerb erhalten die beiden Bayer-Geschaftsbereiche Lackrohstoffe (Arbeitsgebiet Polymere) und Spezialprodukte (Arbeitsgebiet Chemie) Zugang zu neuen Technologien und Produkten. Zudem konnen sie ihre Marktstellung im Nafta-Raum ausbauen. Neben Gesundheit und Landwirtschaft zahlen Polymere und Chemie zu den Kernaktivitaten des Bayer-Konzerns.

Nach Angaben von Dr. Richard Klein, President und Chief Executive Officer von Sybron, wird mit dieser Ubernahme durch Bayer der hochste Shareholder-Value fur die Aktionare des US-Unternehmens erzielt. "Der Sybron-Board hat die Vereinbarung einstimmig gebilligt, denn sie ist auch im besten Interesse unserer Kunden und Mitarbeiter", sagte Klein.

Im Segment Polymer-Zwischenprodukte verfugt Sybron bei Pulverlacken - einer neuen, umweltfreundlichen Technologie fur die industrielle Lackierung - uber eine sehr hohe Kompetenz und eine gute Marktstellung im Nafta-Raum. Ahnliches gilt auch fur das Sybron-Geschaft mit funktionellen Polyestern au(beta)erhalb des Pulverbereichs. Beide


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Geschafte stellen eine hervorragende Erganzung zum Bayer-Geschaft mit
Polyurethan-Hartern dar.

Die erwarteten Synergien aus der Ubernahme sind erheblich. Sie ergeben sich u.a. aus der Koppelung des Nordamerika-Geschafts von Sybron bei Polymer-Zwischenprodukten mit der weltweiten Vertriebsstruktur des Bayer-Geschaftsbereichs Lackrohstoffe. Weitere Vorteile resultieren aus der konzerninternen Belieferung mit Vorprodukten sowie dem gemeinsamen Einkauf von Rohstoffen und Dienstleistungen. "Fur den geplanten Einstieg in das Pulverlack-Geschaft sowie zur Realisierung unserer Wachstumsziele ist die Akquisition von Sybron ein idealer Kauf", erklarte Dr. Ulrich Koemm, Leiter des Geschaftsbereichs Lackrohstoffe, Farbmittel und Sondergebiete.

Auch fur den Bayer-Geschaftsbereich Spezialprodukte bedeutet die Ubernahme eine Starkung seines Geschaftsfelds Textilhilfsmittel und Sondergebiete in Nordamerika und Europa. "Daruber hinaus wird unser Produktportfolio um Hochveredelungsharze und Flammschutzmittel erganzt", sagte Dr. Richard Pott, Leiter des Geschaftsbereichs Spezialprodukte. Er erwartet aus der Integration der Geschafte hohe Synergien.

In dem Geschaftsbereich Lackrohstoffe, Farbmittel und Sondergebiete sind seit Anfang 1999 alle Aktivitaten des Bayer-Konzerns auf den Gebieten Lacke, Beschichtungen, Pigmente, Farbstoffe und Klebstoffe zusammengefasst. Mit insgesamt 4.800 Beschaftigten steigerte der Geschaftsbereich seinen Umsatz 1999 um elf Prozent auf 1,73 Milliarden Euro. Im ersten Halbjahr 2000 wuchs das Geschaft gegenuber der Vorjahreszeit weiter um 16 Prozent.

Der Geschaftsbereich Spezialprodukte befasst sich mit Spezialchemikalien fur die Textil-, Leder- und Papierindustrie sowie mit Produkten fur Ionenaustauscher und Wasserchemikalien, Polymer-Additive, Holzschutz und Industrielle Konservierung. Er erzielte 1999 mit 3.800 Beschaftigten einen Umsatz von 1,15 Milliarden Euro, drei Prozent mehr als im Jahr zuvor. Fur das
1. Halbjahr 2000 weist der Geschaftsbereich ein Umsatzplus von zwolf Prozent aus.

Sybron erzielte im 1. Halbjahr 2000 bei einem um zehn Prozent auf 147,13 Millionen Dollar gesteigerten Umsatz ein operatives Ergebnis von 15,22 Millionen Dollar. Ende 1999 beschaftigte das Unternehmen rund 900 Mitarbeiter.

Leverkusen, Birmingham              30. August 2000


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hhb/fo                     (2000-08-277)

Ihre Ansprechpartner:

Bayer AG: Gunter Forneck, Tel.: 0214/30 50446
E-Mail: guenter.forneck.gf@bayer-ag.de

Bayer Corporation: Mark A. Ryan, Tel.: 001-412-777-2500
E-Mail: mark-a.ryan.b@bayer.com

Sybron Chemicals Inc.: Steven F. Ladin, Tel.: 001-609-893-1100
E-Mail: ladin@sybronchemicals.com